Exhibit 99.1

Gamida Cell Provides Regulatory Update on Omidubicel

Recent company submission in response to FDA request extends PDUFA date by three months

Boston, Mass. – November 21, 2022 – Gamida Cell Ltd. (Nasdaq: GMDA), the leader in the development of NAM-enabled cell therapies for patients with hematological and solid cancers and other serious diseases, today provided an update on recent interactions with the U.S. Food and Drug Administration (FDA) relating to the company’s Biologics License Application (BLA) for omidubicel, the company’s advanced cell therapy candidate for allogeneic hematopoietic stem cell transplant.

As part of its ongoing BLA review, FDA issued an information request and viewed the data in the response as a major amendment, resulting in an extension of the omidubicel Prescription Drug User Fee Act (PDUFA) date from January 30, 2023 to May 1, 2023. The agency also rescheduled Gamida Cell’s late-cycle meeting to the first quarter of 2023.

The data FDA requested were laboratory results for intermediate time points for patients enrolled in the Phase 3 study. These additional data provided by Gamida Cell to FDA are consistent with prior data submissions.

“We appreciate the FDA’s collaboration as they conduct their review of omidubicel,” said Abigail “Abbey” Jenkins, Gamida Cell’s President and Chief Executive Officer. “If approved, omidubicel will be the first and only advanced cell therapy for patients with blood cancer in need of an allogeneic stem cell transplant. We are committed to bringing this potentially transformative therapy forward as quickly as possible.”

About Omidubicel

Omidubicel is an advanced cell therapy candidate developed as a potential life-saving allogeneic hematopoietic stem cell (bone marrow) transplant for patients with blood cancers. Omidubicel demonstrated a statistically significant reduction in time to neutrophil engraftment in comparison to standard umbilical cord blood in an international, multi-center, randomized Phase 3 study (NCT0273029) in patients with hematologic malignancies undergoing allogeneic bone marrow transplant. The Phase 3 study also showed reduced time to platelet engraftment, reduced infections and fewer days of hospitalization. One-year post-transplant data showed sustained clinical benefits with omidubicel as demonstrated by significant reduction in infectious complications as well as reduced non-relapse mortality and no significant increase in relapse rates nor increases in graft-versus-host-disease (GvHD) rates. Omidubicel is the first stem cell transplant donor source to receive Breakthrough Therapy Designation from the FDA and has also received Orphan Drug Designation in the US and EU.

Omidubicel is an investigational stem cell therapy candidate, and its safety and efficacy have not been established by the FDA or any other health authority. For more information about omidubicel, please visit https://www.gamida-cell.com.

About NAM Technology

Our NAM-enabling technology is designed to enhance the number and functionality of targeted cells, enabling us to pursue a curative approach that moves beyond what is possible with existing therapies. Leveraging the unique properties of NAM (nicotinamide), we can expand and metabolically modulate multiple cell types — including stem cells and natural killer cells — with appropriate growth factors to maintain the cells’ active phenotype and enhance potency. Additionally, our NAM technology improves the metabolic fitness of cells, allowing for continued activity throughout the expansion process.

About Gamida Cell

Gamida Cell is pioneering a diverse immunotherapy pipeline of potentially curative cell therapy candidates for patients with solid tumor and blood cancers and other serious blood diseases. We apply a proprietary expansion platform leveraging the properties of NAM to allogeneic cell sources including umbilical cord blood-derived cells and NK cells to create therapy candidates with potential to redefine standards of care. These include omidubicel, an investigational product with potential as a life-saving alternative for patients in need of bone marrow transplant, and a line of modified and unmodified NAM-enabled NK cells targeted at solid tumor and hematological malignancies. For additional information, please visit www.gamida-cell.com or follow Gamida Cell on LinkedIn, Twitter, Facebook or Instagram at @GamidaCellTx.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including with respect to timing of the FDA’s review of the BLA for omidubicel, and the potentially life-saving or curative therapeutic and commercial potential of Gamida Cell’s product candidates. Any statement describing Gamida Cell’s goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to a number of risks, uncertainties and assumptions, including those related to the impact that the COVID-19 pandemic could have on our business; clinical, scientific, regulatory and technical developments; and those inherent in the process of developing and commercializing product candidates that are safe and effective for use as human therapeutics. In light of these risks and uncertainties, and other risks and uncertainties that are described in the Risk Factors section and other sections of Gamida Cell’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (SEC) on November 14, 2022, and other filings that Gamida Cell makes with the SEC from time to time (which are available at http://www.sec.gov), the events and circumstances discussed in such forward-looking statements may not occur, and Gamida Cell’s actual results could differ materially and adversely from those anticipated or implied thereby. Although Gamida Cell’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Gamida Cell. As a result, you are cautioned not to rely on these forward-looking statements.

For investors:

Courtney Turiano

Stern Investor Relations, Inc.

Courtney.Turiano@sternir.com

1-212-362-1200

For media:

Heather DiVecchia

Director, Investor Relations and Corporate Communications

Heather@gamida-cell.com

1-617-892-9083